Subordinated Notes Offering
September 2014
NASDAQ Global Select Market: UBNK
Issuer Free Writing Prospectus
Dated September 17, 2014
Filed Pursuant to Rule 433
Registration Statement No. 333-198466
United Financial Bancorp, Inc. has filed a registration statement (including a base prospectus) and a related preliminary prospectus supplement dated September 17, 2014 with the Securities and Exchange Commission (the “SEC”) for the offering to which this communication relates.  Before you invest, you should read the base prospectus in that registration statement (File No. 333-198466), the related preliminary prospectus supplement and the other documents United Financial Bancorp, Inc. has filed with the SEC for more complete information about United Financial Bancorp, Inc. and the offering.  You may get these documents for free by visiting EDGAR on the
SEC web site at www.sec.gov.  Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the base prospectus and the related preliminary prospectus supplement if you request it by calling toll-free 1-866-805-4128.
Neither the SEC nor any regulatory body has approved or disapproved of these securities or determined if this free writing prospectus, or any related prospectus supplement or base prospectus, is truthful or complete. Any representation to the contrary is a criminal offense.

Offering Disclosure

This presentation has been prepared by United Financial Bancorp, Inc. (“United" or the “Company”) solely for informational purposes based on its own information, as well as information from public sources. This presentation has been prepared to assist interested parties in making their own evaluation of United and does not purport to contain all of the information that may be relevant. In all cases, interested parties should conduct their own investigation and analysis of United and the data set forth in this presentation and other information provided by or on behalf of United.
This presentation does not constitute an offer to sell, nor a solicitation of an offer to buy, any securities of United by any person in any jurisdiction in which it is unlawful for such person to make such an offering or solicitation.
Neither the Securities and Exchange Commission nor any other regulatory body has approved or disapproved of the securities of United or passed upon the accuracy or adequacy of this presentation. Any representation to the contrary is a criminal offense.
Except as otherwise indicated, this presentation speaks as of the date hereof. The delivery of this presentation shall not, under any circumstances, create any implication that there has been no change in the affairs of the Company after the date hereof.
Certain of the information contained herein may be derived from information provided by industry sources. United believes that such information is accurate and that the sources from which it has been obtained are reliable. United cannot guarantee the accuracy of such information, however, and has not independently verified such information.
From time to time, United may make forward-looking statements that reflect the Company’s views with respect to, among other things, future events and financial performance. Words such as “believes,” “anticipates,” “expects,” “intends,” “plans,” “estimates,” “targeted” or the negative version of those words or other comparable words are intended to identify forward-looking statements, but are not the exclusive means of identifying such statements. These forward-looking statements are not historical facts, and are based on current expectations, estimates and projections about the Company’s industry, management’s beliefs and certain assumptions made by management, many of which, by their nature, are inherently uncertain and beyond the Company’s control. Accordingly, you are cautioned that any such forward-looking statements are not guarantees of future performance and are subject to certain risks, uncertainties and assumptions that are difficult to predict. Although the Company believes that the expectations reflected in such forward-looking statements are reasonable as of the date made, actual results may prove to be materially different from the expected results expressed or implied by such forward-looking statements. Unless otherwise required by law, the Company also disclaims any obligation to update its view of any such risks or uncertainties or to announce publicly the result of any revisions to the forward-looking statements made in this presentation.
United has filed a registration statement (including a prospectus) and a prospectus supplement , which is preliminary and subject to completion, with the Securities and Exchange Commission for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement, the preliminary prospectus supplement and the other documents that United has filed with the Securities and Exchange Commission for more complete information about
United and the offering. You may get these documents for free by visiting the SEC website at www.sec.gov. Alternatively, the Company or Sandler O’Neill & Partners,
L.P. will arrange to send you the prospectus if you request it by contacting: Sandler O’Neill & Partners, L.P. at toll-free 1-866-805-4128 or by emailing
syndicate@sandleroneill.com.
Non-GAAP Financial Measures
This presentation references non-GAAP financial measures including tangible common equity / tangible assets, return on tangible common equity and related measures, and operating earnings metrics and cost of funds, which exclude non-recurring costs. These measures are commonly used by investors in evaluating financial condition. GAAP earnings are lower than core earnings primarily due to non-recurring conversion, balance sheet restructuring and cost cutting initiative related expenses. Reconciliations can be found in the Appendix section of this presentation, as well as earnings releases that can be found at
www.unitedfinancialinc.com.

Terms of Proposed Offering

Issuer: United Financial Bancorp, Inc. (“UBNK”)
Security Type: Fixed Rate Subordinated Notes
Aggregate Principal Amount: $75 million
Rating: BBB- by Kroll Bond Rating Agency
Term: 10 Year
Call Provision: Non-Call Life
Redemption: Not redeemable prior to maturity unless:
Use of Proceeds: General corporate purposes
Sole Book-Running Manager: Sandler O’Neill + Partners, L.P.
One or more specified tax events occur that result in more than an insubstantial risk that interest on the notes is or will not be deductible by UNBK
One or more specified Tier 2 capital events occur that result in the notes not constituting Tier 2 capital
UNBK is required to register as an investment company under the Investment Company Act of
1940, as amended

Experienced Management Team and Board of Directors
150+ Year Market Presence Providing Solid Base of Low Cost Core Deposit
Funding
Strong Credit Culture
Recent Merger of Equals between Rockville Financial, Inc. (“legacy Rockville”)
and United Financial Bancorp, Inc. (“legacy United”) created the Largest
Community Bank Headquartered in the Hartford - Springfield Market, Western
New England's Largest Metro Area
Focus on Profitability and Operating Efficiency
Demonstrated Organic Growth and Proven Ability to Execute Acquisitions
Strong Pro Forma Capital Position with a Clear Focus on Capital Management
Investment Highlights

Name Title/Function
Years in
Industry /
Years at
UBNK
Prior Experience
William H.W. Crawford IV Chief Executive Officer 26/3 Wells Fargo Bank, Wachovia Bank
Marino J. Santarelli Chief Operating Officer 41/3 Wells Fargo Bank, Wachovia Bank
Scott C. Bechtle Chief Risk Officer 32/3 Florida Shores Bank, Wells Fargo Bank
Dena M. Hall Western MA Regional President 17/9 Woronoco Savings Bank
Mark A. Kucia Chief Credit Officer 27/7 Liberty Bank, Mechanics Bank, BayBank
Eric R. Newell Chief Financial Officer 11/3 FDIC, Fitch Ratings, Alliance Bernstein
David C. Paulson Head of Wholesale Banking 29/0 Santander, Wells Fargo, Wachovia
Brandon C. Lorey Head of Consumer Lending 24/1 H&R Block Bank, Chevy Chase Federal Savings Bank
Betsy Wynnick Director of Internal Audit 22/2 NewAlliance Bank, Webster Bank
Deborah M. Gebo Retail Banking 27/27 N/A
Craig W. Hurty Chief Human Resource Officer 30/0 Aetna, PacifiCare Health Systems
W. Jack Plants II Director of Treasury 8/2 GE Capital, SL Financial Services, Five-Star Bank
Management Team

Worcester
Springfield
Hartford
West Hartford
East Hartford
Waterbury
Middletown
Hamden
New Haven
West Haven
Milford
RHODE ISLAND

Leading New England bank with $5.2 billion in assets
and over 50 branches in two states with the size,
scale and product breadth to compete effectively
#1 community bank in combined Hartford and
Springfield market
Better positioned for future growth
Complementary branch networks of legacy
Rockville and legacy United provide both
greater market density, opportunities for
consolidation and unique franchise scarcity
value
Company Overview
6
Pro Forma Branch Franchise Company Snapshot
Financial Highlights as of June 30, 2014
Market data as of September 15, 2014
($ in thousands)
Total Assets $5,159,478
Total Gross loans 3,696,279
Total Deposits 3,978,163
Total Shareholder's Equity 652,643
Market Capitalization 640,173
Tier 1 Leverage Ratio 12.91%
Tier 1 Risk Based Capital Ratio 13.93
Total Risk-Based Capital Ratio 14.54
Tangible Common Equity to Tangible Assets 10.40
Rockville
United
2 mile overlap: 8 branches

New England MSA - Population (2014) (thousands)
4,694
1,601
1,214
927
862
627
521
Boston
Providence
Hartford
Worcester
New Haven
Springfield
Portland

Hartford MSA Springfield MSA New Haven MSA Worcester MSA
Population (2014) 1,213,855 627,016 862,425 926,813
Median Income $67,457 $51,430 $61,762 $63,581
Avg. Home Price
Appreciation (12 mo) 0.39% -0.47% 2.44% 3.77%
Deposits (bn) $40 $13 $22 $15
Major Industry 1 Education & Health Services Education & Health Services Education & Health Services Education & Health Services
Major Industry 2 Trade, Transportation, & Utilities Trade, Transportation, & Utilities Trade, Transportation, & Utilities Trade, Transportation, & Utilities
Major Industry 3 Government Government Government Government
Major Industry 4 Professional & Business Services Manufacturing Professional & Business Services Professional & Business Services
Major Industry 5 Financial Activities Leisure & Hospitality Leisure & Hospitality Leisure & Hospitality
7
Deposit Market Share & Demographics
Rank Company Deposits ($mm) Market Share Branches
1 Bank of America Corp. 19,767,976 37.7% 70
2 Toronto-Dominion Bank 4,731,343 9.0% 54
3 Webster Financial Corp. 4,210,945 8.0% 56
4 United Financial Bancorp Inc. 3,252,718 6.2% 48
5 People's United Financial Inc. 2,704,865 5.2% 56

First Niagara Financial Group Inc.
2,274,567 4.3% 48

Liberty Bank
1,902,451 3.6% 30
8
First Connecticut Bancorp Inc.
1,496,991 2.9% 25
9 PeoplesBancorp MHC 1,468,976 2.8% 19
Top 9 Bank Totals
41,810,832 79.8% 406
Market Totals 52,401,710 100.0% 603
Hartford-Springfield
Market Share
The merger-of-equals has fortified both companies’ position within the “Knowledge Corridor”
Region surrounding Springfield and Hartford
Reflects the area's concentration of colleges and universities (29) and more than 155,000 students
Over 50,000 businesses within the Knowledge Corridor, with a labor force just under 1 million people

Our goal is to become a top commercial bank in New England: providing our current and prospective clients a clear and decisive value proposition using best in class operational efficiency.
Commercial deposit relationships over thrift deposit characteristics
Selling the majority of our fixed rate residential production and operate in the space as efficiently as possible
Provide value proposition to commercial customers and clients that is responsive and specialized to the market
Disciplined approach to capital deployment opportunities
Focus on value creation through risk adjusted returns on capital
Steady organic growth is the key to long-term value
Become the top operator in New England in terms of operational efficiency; merger gives us the catalyst
Management team with large bank experience and depth; unique in the New England market
Company Objectives

Continue Transition to Commercial Bank Model
Enhance Capital Efficiency
Operational Excellence

Second Quarter balances reflect the 4/30/2014 merger of United Financial Bancorp, Inc. with and into Rockville Financial, Inc.

Balance Sheet Trends
1,410
1,457 1,587
1,697
1,740
3,675
0
500
1,000
1,500
2,000
2,500
3,000
3,500
4,000
2010Y 2011Y 2012Y 2013Y 2014Q1 2014Q2
Total Net Loans ($ millions)
1,219 1,327
1,505
1,735
1,808
3,978
0
500
1,000
1,500
2,000
2,500
3,000
3,500
4,000
4,500
2010Y 2011Y 2012Y 2013Y 2014Q1 2014Q2
Total Deposits ($ millions)
1,678
1,750
1,999
2,302
2,373
5,159
$0
$1,000
$2,000
$3,000
$4,000
$5,000
$6,000
2010Y 2011Y 2012Y 2013Y 2014Q1 2014Q2
Total Assets ($ millions)

Capital Adequacy	March '14	June '14	Δ QoQ
Tier 1 Capital	$302,039	$523,720	73.4%
Tier 1 Risk-Based Capital Ratio*	16.1%	13.9%	-2.2%
Total Risk-Based Capital Ratio*	17.2%	14.5%	-2.7%
Tier 1 Leverage Ratio*	13.1%	12.9%	-0.2%

Profitability (QTD) (% of avg assets)	March '14	June '14	Δ QoQ
Revenue	3.93%	4.13%	0.20%
Interest Expense*	-0.48%	-0.52%	-0.04%
NIE*	-2.80%	-2.38%	0.42%
Provision for Losses*	-0.08%	-0.20%	-0.12%
Income Tax Provision*	-0.08%	-0.44%	-0.36%
ROAA*	0.43%	0.58%	0.15%

Returns	March '14	June '14	Δ QoQ
Total Assets (000)	$2,372,548	$5,159,478	117.47%
Average Assets (000)	$2,314,243	$4,184,376	80.81%
ROA*	0.42%	0.47%	0.05%
PPNR/AA*	0.45%	0.91%	0.46%
ROTCE*	3.40%	4.65%	1.25%

Other Metrics	March '14	June '14	Δ QoQ
Total Deposits (000)	$1,812,324	$3,990,146	120.2%
Wholesale Funding Oustanding (000)	$400,680	$801,108	99.9%
Wholesale Funding to Assets*	16.9%	15.5%	-1.4%
Efficiency Ratio*	71.3%	57.6%	-13.7%

Returns
Key Metrics – Operating Basis
ROA Attribution
Other Metrics
Operating efficiency ratio helped by
lower core expenses
ROAA improved QoQ as NIE declined
Return metrics improved QoQ as a
result of continually developing
operating efficiencies
Regulatory Ratios
Bank remains well-capitalized
with all regulatory ratios

See appendix for reconciliation of operating to GAAP metrics
*Note: QoQ ratio delta is absolute

2011Q1
2011Q2
2011Q3
2011Q4
2012Q1
2012Q2
2012Q3
2012Q4
2013Q1
2013Q2
2013Q3
2013Q4
2014Q1
2014Q2

2011Q1
2011Q2
2011Q3
2011Q4
2012Q1
2012Q2
2012Q3
2012Q4
2013Q1
2013Q2
2013Q3
2013Q4
2014Q1
2014Q2

2011Q1
2011Q2
2011Q3
2011Q4
2012Q1
2012Q2
2012Q3
2012Q4
2013Q1
2013Q2
2013Q3
2013Q4
2014Q1
2014Q2

2011Q1
2011Q2
2011Q3
2011Q4
2012Q1
2012Q2
2012Q3
2012Q4
2013Q1
2013Q2
2013Q3
2013Q4
2014Q1
2014Q2

Earnings Metrics
ROAA
Efficiency Ratio
NIM
NIE/Avg. Assets
See appendix for reconciliation of operating to GAAP metrics
Peer group includes $3-7BN banks in Northeast & Mid-Atlantic Region; data sourced from SNL Financial LC
0.22%
0.01%
0.94%
0.92%
0.86%
0.63%
0.97%
0.88%
0.89%
0.64%
0.85%
0.31%
0.43%
0.58%
0.84%
0.47%
0.59%
0.41%
0.59%
0.56%
0.42%
0.57%
0.56%
0.53%
0.55%
0.53%
0.73%
0.67%
-0.40%
-0.20%
0.00%
0.20%
0.40%
0.60%
0.80%
1.00%
1.20%
United Financial Bancorp, Inc.
Peer Group Average
2014 UBNK
Results are
Operating
3.08%
3.05%
3.67%
3.73%
3.79%
3.83%
3.76%
3.71%
3.45%
3.47%
3.34%
3.24%
3.15%
3.36%
3.10%
3.07%
3.05%
3.07%
3.09%
3.03%
3.03%
3.03%
2.96%
2.94%
2.97%
3.06%
3.02%
3.01%
2.50%
2.70%
2.90%
3.10%
3.30%
3.50%
3.70%
3.90%
United Financial Bancorp, Inc.
Peer Group Average
2Q14 UBNK
Operating
Results are
71.74%
76.55%
60.53%
59.98%
64.02%
71.49%
66.67%
68.79%
67.51%
68.79%
65.70%
73.26%
71.29%
57.58%
68.89%
68.66%
67.27%
67.16%
69.98%
69.05%
69.47%
66.85%
71.60%
71.78%
69.89%
67.39%
66.43%
55.00%
60.00%
65.00%
70.00%
75.00%
80.00%
2014 UBNK
Operating
68.55%
United Financial Bancorp, Inc.
Peer Group Average
Results are
2.37%
2.53%
2.43%
2.70%
2.77%
2.93%
3.00%
2.96%
2.87%
2.81%
2.71%
2.67%
2.38%
2.30%
2.31%
2.26%
2.26%
2.37%
2.30%
2.34%
2.28%
2.32%
2.37%
2.30% 2.30%
2.27%
2.20%
2.00%
2.20%
2.40%
2.60%
2.80%
3.00%
3.20%
2014 UBNK
Operating
2.80%
United Financial Bancorp, Inc.
Peer Group Average
Results are
-
50.00%

2011Q1
2011Q2
2011Q3
2011Q4
2012Q1
2012Q2
2012Q3
2012Q4
2013Q1
2013Q2
2013Q3
2013Q4
2014Q1
2014Q2

Pre-Provision Net Revenue / Avg. Assets - Trends
Peer group includes $1-3BN banks in Northeast & Mid-Atlantic Region; data sourced from SNL Financial LC
0.92%
0.77%
1.59%
1.57%
1.43%
1.15%
1.47%
1.32%
1.31%
1.21%
1.37%
0.92%
0.65%
1.72%
1.06%
1.03%
1.10%
1.05%
1.03%
1.02%
1.00%
1.09%
0.92%
0.91%
0.99%
1.01%
0.97%
1.17%
0.00%
0.20%
0.40%
0.60%
0.80%
1.00%
1.20%
1.40%
1.60%
1.80%
2.00%
United Financial Bancorp, Inc.
Peer Group Average
2014 UBNK
Results are
Operating

Projections Assumptions
Results to date
Merger Financial Recap
• 18% accretion to earnings per share in 2014; 35%
accretion to earnings per share in 2015
• 11% tangible book value per share dilution
(Accretive in approximately 5 years)
• ~11% tangible common equity / tangible assets at
close
• Internal rate of return of 19%
• Net cost savings of $18 million pre-tax
– 50% phased in by year end 2014, 100%
by year end 2015
• One time merger related expenses of
approximately $34 million pre-tax
– 70% expensed at close & 100% by year-
end 2014
• Gross credit mark of $30 million
• Core deposit intangible asset of $14 million
• Interest rate & other marks of $2.6 million write-
up pre-tax
• Net cost savings – On track
• One-time merger expense expected to be $39 million (pre-tax); $25 million (pre-tax) expenses incurred to date and $6 million recognized by Legacy United prior to 4/30/2014 close
• Gross credit mark of $34 million
• Interest rate and other marks result in a write down of $2.6 million pre-tax
• Core deposit intangible of $10 million

Construction - Residential 0.2%
Construction Commercial 2.9%
Commercial Business 10.7%
Installment and Collateral 0.2%
Residential 42.6%
Commercial 43.4%

Construction - Commercial 2.7%
Commercial Business 14.5%
Installment and Collateral 0.1%
Residential 37.0%
Construction - Residential 0.4%
Commercial 45.3%

Commercial Business Loans 14.2%
Installment and Collateral Loans 0.1%
Residential 37.5%
Construction - Commercial 2.1%
Commercial 45.9%
Construction - Residential 0.2%

Commercial Business Loans 16.2%
Installment and Collateral Loans 0.4%
Residential 36.0%
Construction - Residential 0.2%
Commercial 44.3%
Construction - Commercial 2.9%

14 Loan Portfolio Allocation 2012 2013 1Q14 2Q14

All data presented as of June 30, 2014, unless otherwise noted

Credit Culture – Fundamentals
United Bank has a well-defined, conservative credit culture.  Loans are approved through a laddered signature system which includes both loan officers and credit officers.  Deal prescreens are held weekly which commences the “approval” process.
The credit platform, which includes all credit officers, commercial loan administrators, commercial loan servicing personnel, and the business banking team, reports through the Chief Credit Officer who in turn reports directly to the CEO.  Additional credit platform responsibilities include policies, procedures, training and the calculation of the
ALLL.  All commercial loan officers report to the EVP, Head of Wholesale Banking.
Underwriting is rigorous and independent and is based upon cash flow and the ability to repay.  Appropriate loan structure is developed for material risks identified in addition to secondary and tertiary sources of repayment.  The company engages in commercial real estate, regional commercial real estate, acquisition, development and construction, commercial and industrial, and shared national credit lending (any shared national credit deals require the unanimous approval of the CRO, CCO, and EVP, Head of
Wholesale Banking).
Credit administration routines and staffing are commensurate with the size and complexity of the portfolio.  The company employs the standard 1-9 regulatory risk rating (“RR”) definitions which are well understood by the credit team and loan officers and consistently applied.

Region
Maryland/Virginia 2%
Connecticut 46%
New England (less CT) 29%
Southern NJ/PA 4%
North/Central NJ 2%
Metro NY 1%
Western/Upstate NY 16%

Product Type
Apartments 2%
Hotel 2%
Own Occ 5%
Industrial 6%
Other 10%
Land 2%
Sub-division 1%
Office 26%
Multi-Family/Apts 15%
Retail 30%

Owner Occupied CRE 44%
Comm LOC/Monthly 23%
C&I Fixed 21%
C&I Adj FHLB 7%
C&I Adj Other 3%
SBA/USDA Adj. 2%

All data presented as of June 30, 2014, unless otherwise noted 16 Commercial Portfolio Composition - MRQ Investor CRE $1.292 Billion C&I $941 Million

0.91
0.89
0.79
0.86
0.96
1.08
1.00
1.04
0.78
0.29
0.61
1.21
2.41
2.42
2.30
1.85
1.40
1.10
0.00
0.50
1.00
1.50
2.00
2.50
3.00
United Financial Bancorp, Inc.
Peer Group Average
3.93
3.76
3.39
4.48
5.04
5.62
5.28
5.78
7.87
3.27
7.21
15.18
25.19
22.04
20.33
17.05
12.91
10.25
0.00
5.00
10.00
15.00
20.00
25.00
30.00
2006Y 2007Y 2008Y 2009Y 2010Y 2011Y 2012Y 2013Y 2014Q2
United Financial Bancorp, Inc.
Peer Group Average
0.01
0.13
0.15
0.07
0.05
0.11
0.00
0.13
0.03
0.09
0.16
0.53
1.06
0.85
0.86
0.54
0.32
0.48
0.00
0.20
0.40
0.60
0.80
1.00
1.20
2006Y 2007Y 2008Y 2009Y 2010Y 2011Y 2012Y 2013Y 2014Q2
United Financial Bancorp, Inc.
Peer Group Average
1.05 1.06
1.06
1.09
1.09
1.11
1.16
1.15
0.57
1.10
1.10
1.28
1.72
1.68
1.47
1.33
1.24
1.15
1.14
0.00
0.20
0.40
0.60
0.80
1.00
1.20
1.40
1.60
1.80
2.00
2006Y 2007Y 2008Y 2009Y 2010Y 2011Y 2012Y 2013Y 2014Q2
United Financial Bancorp, Inc.
Peer Group Average
ALLL/Originated Loans
Peer group includes $3-7BN banks in Northeast & Mid-Atlantic Region; data sourced from SNL Financial LC

Asset Quality Metrics
NPLs/Total Loans
NCOs/Avg. Loans
Texas Ratio
LLR/Gross Loans

Total Portfolio Composition ($BV)

Preferred 2%
Equity & MF 0%
Gov't Agency 1%
Corp Debt 4%
CMBS/CCMO 16%
CLO 14%
ABS 0%
SBA 1%
FFELP 5%
Muni 15%
Agency MBS 38%
Gov't Agency
Corp Debt
CMBS/ CCMO /CMO
CLO
ABS
SBA
FFELP
Muni
Agency MBS
Preferred
Equity & MF

S&P Ratings (6/30/14) Corporate Bond Exposure (includ. Pref. Stock) (% BV)

A, 3.8%
A-, 26.9%
BB+, 1.5%
BBB, 39.7%
BBB+, 28.1%

Avg. NSRO Ratings (6/30/14) CLO Exposure (%BV)

AAA 22%
AA+ 12%
AA 14%
A+ 2%
A 29%
A- 2%
BBB 7%
BBB- 12%

S&P Ratings (6/30/14) Muni Bond Exposure (%BV)

AAA 23%
AA+ 16%
AA 32%
AA- 18%
A+ 4%
A 1%
A- 1%
NR 5%

98% of investment portfolio is classified as available for sale
All data presented as of June 30, 2014, unless otherwise noted

Investment Portfolio Composition
6/30/14 Total: $967.4MM 6/30/14 Total: $56.2MM
6/30/14 Total: $146.2MM 6/30/14 Total: $132.8MM

Deposit Composition
All data presented as of June 30, 2014, unless otherwise noted
Deposit Portfolio Combined % Of
($mm) 6/30/2014 Total
Demand and NOW $ 964.1 24.2%
Regular Savings & Club 559.2 14.1%
Money Market Savings 946.1 23.8%
Time Deposits 1,508.8 37.9%
Total Deposits $ 3,978.2 100.0%
Core Deposits $ 2,469.4 62.1%
GAAP Cost of Funds 0.43%
Operating Cost of Funds 0.61%
Demand and
NOW, 24.2%
Regular
Savings &
Club, 14.1%
Money
Market
Savings, 23.8%
Time
Deposits,
37.9%

United Financial Bancorp, Inc.
Peer Group Average
30.0%
25.0%
20.0%
15.0%
10.0%
5.0%
0.0%
24.5% 24.6% 24.6% 24.3% 22.7% 21.6% 21.5% 20.6% 20.1% 17.7% 17.3% 16.6% 16.1% 13.9%
12.8% 13.1% 13.3% 12.7% 12.3% 12.3% 12.5% 12.4% 12.6% 12.7% 12.7% 12.6% 12.5% 12.3%
2011Q1 2011Q2 2011Q3 2011Q4 2012Q1 2012Q2 2012Q3 2012Q4 2013Q1 2013Q2 2013Q3 2013Q4 2014Q1 2014Q2

United Financial Bancorp, Inc.
Peer Group Average
30.0%
25.0%
20.0%
15.0%
10.0%
5.0%
0.0%
25.7% 25.8% 25.8% 25.4% 23.9% 22.8% 22.7% 21.9% 21.3% 18.8% 18.4% 17.7% 17.2% 14.5%
14.6% 14.8% 15.0% 14.4% 13.9% 13.9% 14.1% 13.8% 14.0% 14.0% 14.1% 13.8% 13.7% 13.7%
2011Q1 2011Q2 2011Q3 2011Q4 2012Q1 2012Q2 2012Q3 2012Q4 2013Q1 2013Q2 2013Q3 2013Q4 2014Q1 2014Q2

United Financial Bancorp, Inc.
Peer Group Average
25.0%
20.0%
15.0%
10.0%
5.0%
0.0%
18.6% 17.9% 19.4% 19.5% 18.7% 17.4% 17.1% 16.5% 15.7% 14.7% 13.9% 13.5% 13.1% 12.9%
9.6% 9.8% 9.9% 9.4% 8.9% 9.1% 9.5% 9.4% 9.4% 9.5% 9.4% 9.4% 9.3% 9.2%
2011Q1 2011Q2 2011Q3 2011Q4 2012Q1 2012Q2 2012Q3 2012Q4 2013Q1 2013Q2 2013Q3 2013Q4 2014Q1 2014Q2

United Bank Total Risk-Based Capital Ratio
United Bank Tier 1 Risk-Based Capital Ratio
25.0%
20.0%
15.0%
10.0%
5.0%
0.0%
18.6% 18.9% 19.1% 19.0% 18.4% 18.1% 18.2% 17.4% 17.3% 16.5% 16.4% 15.4% 15.1% 13.3%
17.5% 17.7% 17.9% 17.8% 17.2% 16.9% 17.0% 16.2% 16.1% 15.4% 15.3% 14.3% 14.1% 12.7%
Total Risk-Based Capital PCA "Well-Capitalized" Threshold
Tier 1 Risk-Based Capital PCA "Well-Capitalized" Threshold
2011Q1 2011Q2 2011Q3 2011Q4 2012Q1 2012Q2 2012Q3 2012Q4 2013Q1 2013Q2 2013Q3 2013Q4 2014Q1 2014Q2

20 Regulatory Capital Ratios Tier 1 RBC Total RBC Leverage Ratio Bank Ratios Peer group includes $3-7BN banks in Northeast & Mid-Atlantic Region; data sourced from SNL Financial LC

All data presented as of June 30, 2014, unless otherwise noted

ERM Enterprise Risk Management
A disciplined framework – CRO Independence
360
o
view across all business lines
Now managed at enterprise levels versus business silos
Board of Directors and Audit Committee regular updates on the adequacy of our risk management process – Annual Risk Assessment – Low/Medium/High and
Stabile/Increasing/Decreasing
Downside identification
Loan Losses / WAR Meetings
Interest Rate Risk
Cyber / Terrorism IT Impacts
Upside Value
Competition
Strategic advantages – Business model and new product/services validation
BIA  - Business Initiatives  Analysis with inherent risk assessment CRO/COO/CFO/EVP Sponsor

Year 1 - Net Interest Income Sensitivity Trend
Change from Base Senerio %
0
-1
-2
-3
-4
-5
-6
-7
9/1/2013
10/1/2013
11/1/2013
12/1/2013
1/1/2014
2/1/2014
3/1/2014
4/1/2014
5/1/2014
6/1/2014
7/1/2014

	9/30/2013	12/31/2013	3/31/2014	6/30/2014
Up 300	-3.68	-4.93	-5.82	-2.47
Down 50	-2.38	-2.23	-2.45	-3.05

Year 2 - Net Interest Income Sensitivity Trend
Change from Base Scenerio %
1.00
0.00
-1.00
-2.00
-3.00
-4.00
-5.00
-6.00
9/1/2013
10/1/2013
11/1/2013
12/1/2013
1/1/2014
2/1/2014
3/1/2014
4/1/2014
5/1/2014
6/1/2014

	9/30/2013	12/31/2013	3/31/2014	6/30/2014
Up 300	0.50	-1.75	-4.13	-1.40
Down 50	-4.37	-4.02	-4.23	-4.97

Data outlined in the above graphs is representative of legacy Rockville data through 3/31/14 and the combined UBNK for the 6/30/14 simulation;
The improvements (reduction) in upward rate shock sensitivity observed in the 6/30/14 simulation is largely due to a lower concentration of MMKT accounts as a percentage of deposits (high Beta) and improved asset sensitivity as a result of the investment portfolio optimization;
Sensitivity to the down 50bps shock is due to the increased percentage of floating rate / adjustable rate assets;
The Bank remains slightly liability sensitive in the +300bps rate scenario and marginally asset sensitive in the down 50bps scenario due to the perceived floor on the deposit rates and inability to further reduce rates while assets reprice downward.
All data presented as of June 30, 2014, unless otherwise noted

Net Interest Income Sensitivity - Trends

All data presented as of June 30, 2014, unless otherwise noted

Holding Company Liquidity
As of June 30, 2014, UBNK had $30.4 million of operating cash available at the holding company;
With the only debt facility at the HOLDCO consisting of a $7.73 million of junior subordinated debt, with a maturity date of March 15, 2036 (redeemable at PAR after
2011), the Company maintains a manageable debt maturity profile;
The Company targets a 2015 dividend payout ratio of 50-55%, resulting in sufficient capacity to cover anticipated debt service charges;
Earnings power generated by the recent MOE is expected to result in the ability to upstream significant cash flows in 2015.

All data presented as of June 30, 2014, unless otherwise noted

Summary
Recent merger of equals creating a leading community bank franchise in Hartford, CT
– Springfield, MA market, western New England's largest metro area
Merger created a larger scale business model that allows the experienced management team to focus on maximizing organizational performance, leveraging back office efficiencies and expanding the business base
Sophisticated enterprise risk management program coupled with effective expense management process have generated consistently solid risk-adjusted performance metrics
Low risk loan portfolio producing an excellent asset quality record across the credit cycle
Well-diversified investment portfolio producing significant earnings contribution in tandem with credit risk diversification
Attractive geographic footprint with well-diversified economy anchored by financial services, defense and technology industries

Appendix

Peer Group Used
Peer groups include banks in Northeast & Mid-Atlantic Region
Earnings Metrics
($1 Billion - $3 Billion assets)
BSB Bancorp, Inc. Meridian Bancorp, Inc.
Cape Bancorp, Inc.
New Hampshire Thrift
Bancshares, Inc.
Clifton Bancorp Inc. Northfield Bancorp, Inc.
ESB Financial Corporation Ocean Shore Holding Co.
ESSA Bancorp, Inc. OceanFirst Financial Corp.
First Connecticut Bancorp, Inc. SI Financial Group, Inc.
Fox Chase Bancorp, Inc. Westfield Financial, Inc.
Hingham Institution for Savings United Financial Bancorp, Inc.
Data sourced from SNL Financial LC
Asset Quality Metrics
($3 Billion - $7 Billion assets)
Bancorp, Inc. Independent Bank Corp.
Berkshire Hills Bancorp, Inc. Lakeland Bancorp, Inc.
Boston Private Financial
Holdings, Inc. S&T Bancorp, Inc.
Brookline Bancorp, Inc. Sandy Spring Bancorp, Inc.
Century Bancorp, Inc. Sterling Bancorp
Customers Bancorp, Inc. Sun Bancorp, Inc.
Eagle Bancorp, Inc. Tompkins Financial Corporation
First Commonwealth Financial
Corporation Washington Trust Bancorp, Inc.
Flushing Financial Corporation United Financial Bancorp, Inc.

Reconciliation of Non-GAAP Measures
All data presented as of June 30, 2014, unless otherwise noted
Operating Reconciliation (annualized)

1Q14 2Q14
Operating Revenue $172,823,796
Plus Loan MTM $13,553,730
GAAP Revenue $186,377,527
1Q14 2Q14
Operating Interest Expense $21,814,069
Less CD Mark ($4,599,522)
Less Wholesale Mark ($1,664,719)
GAAP Interest Expense
$11,177,254
$0
$0
$11,177,254 $15,549,827
1Q14 2Q14
Operating NIE $99,513,777
Occupancy Costs $21,057
Other Operating (M&A) $85,065,123
GAAP NIE
$64,801,202
$0
$7,314,453
$72,115,655 $184,599,957
1Q14 2Q14
Operating Income Tax Provision $18,384,663
Tax Difference ($16,334,370)
GAAP Income Tax Provision
$1,850,384
$0
$1,850,384 $2,050,294
1Q14 2Q14
Operating Net Income $10,030,274 $24,293,714
Average Assets (000) $2,314,129 $4,179,949
Operating ROAA 0.43% 0.58%
1Q14 2Q14
Operating NIE $64,801,202 $99,513,777
Operating Revenue $90,892,329 $172,823,796
Operating Efficiency Ratio 71.3% 57.6%
1Q14 2Q14
Operating NII $118,883,842
CD/Wholesale Mark $6,264,242
Loan MTM $13,553,730
GAAP NII
$64,598,838
$0
$0
$64,598,838 $138,701,814
1Q14 2Q14
Operating NIE $64,801,202 $99,513,777
Average Assets (000) $2,314,129 $4,179,949
Operating NIE/Avg. Assets 2.80% 2.38%
1Q14 2Q14
Operating Net Income $24,293,714
Loan MTM $13,553,730
CD/Wholesale Mark
$10,030,274
$0
$0 $6,264,242
NIE ($7,314,453) ($85,086,180)
Income Tax Provision $16,334,370
Gains/Losses $2,356,657
GAAP Net Income
$0
$1,071,608
$3,787,430 ($22,283,466)
1Q14 2Q14
Operating Net Income $10,030,274 $24,293,714
Total Capital $300,346,608 $652,642,625
Less Intangibles $5,153,846 $129,795,502
Tangible Common Equity $295,192,762 $522,847,123
Tangible Assets $2,367,394,154 $5,029,682,498
ROTCE 3.4% 4.6%
TCE/TA 12.5% 10.4%
$90,892,329
$90,892,329
$0

All data presented as of June 30, 2014, unless otherwise noted

Margin Reconciliation
Interest Yield/Cost Interest Yield/Cost Interest Yield/Cost
Loans:
Residential real estate $     9,716 3.50% $      (586) (0.23) % $   10,302 3.73%
Commercial real estate 18,291 5.37 2,431 0.73 15,860 4.64
Construction 1,804 8.05 789 3.68 1,015 4.37
Commercial business 5,253 4.52 756 0.69 4,497 3.83
Installment and collateral 173 5.48 (2) (0.20) 175 5.68
Certificates of deposit 2,240 0.75 (1,150) (0.39) 3,390 1.14
Borrowings:
Advances from the Federal Home Loan Bank 569 0.73 (418) (0.55) 987 1.28
Other borrowings 173 1.07 8 0.06 165 1.01
Tax-equivalent net interest margin 37,516 3.88 4,948 32,568 3.36
United Financial Bancorp, Inc. and Subsidiaries
Selected Interest Income/Expense and Yields/Costs
Reconciliation of Non-GAAP Financial Measures
(Dollars in Thousands)
(Unaudited)
GAAP Operating Mark to Market
Three Months Ended June 30, 2014